Exhibit 10.1

Execution Version

SHARYLAND UTILITIES, L.P.

1807 Ross Avenue

Dallas, Texas 75201

July 21, 2017

Sharyland Distribution & Transmission Services, L.L.C.

c/o InfraREIT, Inc.

1900 North Akard Street

Dallas, Texas 75201

Re:	Letter Agreement

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”) which is being executed concurrently herewith by and among (i) Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company (“SDTS”), (ii) Sharyland Utilities, L.P., a Texas limited partnership (“SU”), (iii) SU AssetCo, L.L.C., a Texas limited liability company (“SU AssetCo” and, together with SU, the “SU Entities”), (iv) Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”) and (v) Oncor AssetCo LLC, a Texas limited liability company (“Oncor AssetCo”). Upon its execution of a joinder to the Merger Agreement, SDTS AssetCo, L.L.C., a Texas limited liability company to be formed after the date hereof by SDTS (“SDTS AssetCo” and, together with SDTS, the “SDTS Entities”), will be joined as a party to the Merger Agreement. Upon the terms and conditions of the Merger Agreement, among other things, (a) each of SDTS AssetCo and SU AssetCo will be merged with and into Oncor, pursuant to which Oncor will acquire the assets and liabilities comprising the SDTS Package and the SU Package (each as defined in the Merger Agreement), respectively, and (b) Oncor AssetCo will be merged with and into SDTS, pursuant to which SDTS will acquire the assets and liabilities comprising the Oncor T Package (as defined in the Merger Agreement). Capitalized terms used without definition herein shall have the respective meanings assigned to them in the Merger Agreement.

WHEREAS, the SDTS Entities and the SU Entities are making certain representations and warranties to Oncor, and agreeing to certain covenants, in the Merger Agreement;

WHEREAS, SDTS and SU (the “Parties”) are parties to the SU/SDTS Leases, pursuant to which SU is the tenant and uses, maintains, operates, repairs, modifies and exercises operational control over SDTS’s transmission and distribution assets, including the SDTS Assets (the “Lessor/Lessee Structure”);

WHEREAS, as a result of the Lessor/Lessee Structure, SDTS is relying upon SU to make certain of the representations and warranties made by the SDTS Entities in the Merger Agreement, and each of the Parties depends, in whole or in part, upon the other Party in order to comply with certain of the covenants made by the SDTS Entities or the SU Entities, as applicable, in the Merger Agreement; and

WHEREAS, in light of the foregoing, and in furtherance of the Transactions, the Parties are entering into this side letter agreement (this “Letter Agreement”) to memorialize their agreement with respect to the matters set forth herein;

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

Section 1. Representations and Warranties of SU. SU acknowledges that SDTS is making certain representations, warranties and covenants in the Merger Agreement relating to the SDTS Assets and the Subject SDTS Operations, and in connection therewith is relying upon the representations, warranties and covenants of SU set forth herein and in the SU/SDTS Leases. Accordingly, except as set forth in the SDTS Disclosure Schedule delivered by SDTS to Oncor prior to or on the date hereof (as it may be supplemented or amended from time to time in accordance with the second sentence of Section 7.08 of the Merger Agreement) and the documents attached to or incorporated by reference therein, SU hereby represents and warrants to SDTS (as of the date hereof unless explicitly made as of another date) as follows:

1.1. Compliance with Leases. Except as does not give rise to (i) a failure by SDTS to satisfy the condition set forth in Section 8.02(b)(i) of the Merger Agreement or (ii) an Oncor Indemnification Claim (as defined below) against SDTS, (a) as of the date hereof SU is not, and as of the Closing Date SU will not be, in breach or default of the terms of the SU/SDTS Leases and (b) neither SU nor its subsidiaries were in breach of any other lease of electric transmission or distribution assets between SU or its subsidiaries on the one hand, and SDTS or its subsidiaries on the other hand, at the time any such lease was in effect; provided, that SU is making the representation in clause (b) solely to the extent that a remedy for the applicable breach is actually available in accordance with the terms of such lease and the provisions of applicable Law as of the date hereof. The SU/SDTS Leases and the leases described in clause (b) of the preceding sentence are referred to herein as the “Applicable Leases.”

1.2. Absence of Changes or Events. During the period from January 1, 2017 through the date hereof, except as set forth on Section 4.06 of the SDTS Disclosure Schedule, there has not been:

1.2.1. an SDTS Material Adverse Effect arising or resulting from SU’s use, maintenance, operation, repair, modification or operational control of the SDTS Assets;

1.2.2. any damage, destruction, loss or casualty to any properties or assets included in the SDTS Assets, which (after taking into account any available insurance coverage or other sources of recovery) is material to the SDTS Package, taken as a whole;

1.2.3. the sale, transfer, lease or other disposition by SU of any material properties or assets included in the SDTS Assets, except in the ordinary course of business or with the written consent of SDTS;

1.2.4. to the Knowledge of SU, any material capital expenditures with respect to the SDTS Assets or in connection with the Subject SDTS Operations other than those contemplated by the SDTS/SU CapEx Forecast; or

1.2.5. any commitment of or agreement by SU to do, or to cause SDTS to do, any of the foregoing.

1.3. Real Property.

1.3.1. To the Knowledge of SU (except to the extent the applicable knowledge persons do not have knowledge of any inaccuracy caused by the action or inaction of SU, its personnel or contractors in carrying out SU’s obligations with respect to real property pursuant to the Applicable Leases), Section 4.08(a) of the SDTS Disclosure Schedule sets forth a list as of the date hereof of (i) all SDTS Owned Property, (ii) all SDTS Leasehold Property, including the SDTS Lease under which such SDTS Leasehold Property is held and (iii) all SDTS Easements included in the SDTS Assets.

1.3.2. To the Knowledge of SU, as of the date hereof, SDTS has good and indefeasible fee title to all SDTS Owned Property, free and clear of all Liens other than Permitted Encumbrances. SU has not granted or caused any SDTS Entity to grant any third party the right to use or access the SDTS Owned Property in any manner that interferes in any material respect with the SDTS Owned Property or the Subject SDTS Operations or otherwise granted to any third party any ownership in any material SDTS Owned Property, except with the written consent of SDTS.

1.3.3. To the Knowledge of SU, (i) no SDTS Entity is in breach in any material respect or in material default under any SDTS Real Property Agreement to which it is a party and (ii) no counterparty to any of the SDTS Real Property Agreements is in material default of any of its obligations under the SDTS Real Property Agreement.

1.4. Litigation. To the Knowledge of SU, except as set forth in Section 4.10 of the SDTS Disclosure Schedule, there is no Legal Proceeding that is pending against any SDTS Entity or any material Legal Proceedings that has been threatened against any SDTS Entity since June 1, 2013, in each case which relates to the SDTS Assets or the Subject SDTS Operations.

1.5. Environmental Matters.

1.5.1. To the Knowledge of SU, as of the date hereof SU has, and as of the Closing Date SU will have, made available, or caused to be made available, to

SDTS copies of all environmental reports or assessments prepared since June 1, 2013 that are in the possession or control of SU with respect to the environmental condition of any SDTS Assets or any environmental liability related to the SDTS Assets or the Subject SDTS Operations (including all Phase I and Phase II Environmental Site Assessment reports, investigations and studies).

1.5.2. Since July 13, 2010, SU has not caused the SDTS Entities to assume any material environmental liabilities of another Person that are included in the SDTS Liabilities.

1.5.3. Except as do not affect the SDTS Assets or the Subject SDTS Operations in any material respect and for which Oncor would not be subject to any material liability from acquiring the SDTS Package as a result of the SDTS Merger, to the Knowledge of SU, there currently are not and, since the date on which SU assumed operational control over the relevant SDTS Assets, never have been any power generation facilities (other than back-up generation equipment) on any of the SDTS Real Property.

1.6. Insurance. Section 4.14 of the SDTS Disclosure Schedule includes a list of the policies of insurance maintained by SU that are in force covering the SDTS Assets or the Subject SDTS Operations (the “SU Policies”). The SU Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no written notice of cancellation or termination has been received by SU with respect to any such policy.

1.7. Code Compliance. To the Knowledge of SU, (i) none of the SDTS Assets constructed since July 13, 2010 were in material violation of the standards of the then-applicable version of the NESC when constructed, and (ii) none of the SDTS Assets are in a condition or circumstance that would require action to bring such SDTS Assets into compliance with the NESC (after taking into account any “grandfathered” status applicable to the SDTS Assets exempting such assets from compliance with certain provisions of the NESC).

For purposes of this Section 1, the term “Knowledge of SU” means all matters actually (and not constructively or by imputation) known to Greg Boggs, Mark Meyer or Greg Wilks as of the applicable date, after reasonable inquiry by such Persons of personnel having managerial responsibility relating to such matter on behalf of SU (and SDTS agrees that the inclusion of those individuals in this definition does not result in any of them having any personal liability to SDTS or any of its Affiliates under this Letter Agreement or otherwise).

Section 2. SDTS/SU CapEx Forecast. Each of the Parties hereby covenants to the other Party that if, during the Pre-Closing Period, such Party determines that it is reasonably likely that the SDTS/SU CapEx Forecast will be exceeded (other than as permitted by Section 7.01(b)(viii) of the Merger Agreement), such Party will promptly notify the other Party of the anticipated overrun.

Section 3. Additional Agreements.

3.1. During the Pre-Closing Period, each Party shall use commercially reasonable efforts to:

3.1.1. not take any actions that would cause the other Party to breach any provision of the Merger Agreement, except to the extent that such action is required to maintain compliance with Good Utility Practice; and

3.1.2. cooperate to resolve such other matters or issues that may result from the Transactions, including, for the avoidance of doubt, (i) executing any document necessary to evidence or confirm the release of the SDTS Assets from the applicable SU/SDTS Lease, effective as of the Closing, in accordance with Section 7.07 of the Merger Agreement and (ii) negotiating such other changes to any SU/SDTS Lease as may be necessary to give effect to the Transactions, the PUCT Approval and the other matters contemplated by the Merger Agreement.

3.2. The Parties hereby agree that, upon the Closing, the applicable SU/SDTS Lease(s) will be amended to include appropriate terms, among other changes the Parties determine to be necessary or appropriate, (i) establishing SDTS’s rights with respect to SU’s enforcement of its development rights (the assets funded or developed under such rights, the “Development Assets”) in the Interconnection Agreement to be entered into by SU and Oncor as of the Closing Date, (ii) restricting SU’s ability to amend the terms of the Interconnection Agreement providing for such development rights in any manner that adversely affects SDTS without SDTS’s consent and (iii) allocating to SDTS the right to fund and own any Development Assets on terms substantially similar to the “Footprint Project” structure in the existing SU/SDTS Leases, which allocation shall include as a Footprint Project any Development Asset that would have been considered a Footprint Project prior to the Transactions due to their location in SU’s distribution service territory.

Section 4. Certain Limitations. For the avoidance of doubt, nothing in this Letter Agreement shall be construed to alter or affect in any manner the relative rights and obligations of SDTS and SU:

4.1. with respect to the acquisition of assets (the “Cap Rock Assets”) from Cap Rock Holding Corporation completed in 2010, and nothing in this Letter Agreement shall be deemed to imply that SU is making any representation or warranty with respect to any matter affecting the Cap Rock Assets and arising prior to the date on which SU assumed operational control over the Cap Rock Assets; and

4.2. arising under or by virtue of any Applicable Lease, and all of the terms and conditions of each SU/SDTS Lease shall remain in full force and effect (except that the provisions of this Section 4.2 shall be subject to the provisions of Section 6.6 and the last sentence of Section 7.5).

Section 5. Expenses. The Parties hereby agree that, regardless of whether the Transactions are consummated, all expenses of the Parties incurred in connection with the

Transactions shall be paid by SDTS or SU, as applicable, in accordance with Schedule A hereto. Each Party hereby agrees that, to the extent such Party engages any vendors or advisors or incurs any costs in connection with the Transactions in addition to those listed on Schedule A, all such expenses will be the responsibility of, and any recovery of such expenses will be for the benefit of, the Party engaging such vendors or advisors or incurring such costs, unless otherwise mutually agreed by the Parties.

Section 6. Indemnification.

6.1. Indemnification by SU. Subject to the limitations set forth in this Section 6, from and after the Closing, SU shall indemnify and hold harmless SDTS from and against any and all indemnification payments made by SDTS in respect of Claims by the Oncor Indemnitees for Losses for which the Oncor Indemnitees are entitled to indemnification pursuant to Section 10.01(a) or (b) of the Merger Agreement (such payments, “Required SDTS Payments”), if and to the extent such payments arise or result from the breach of any representation, warranty or covenant of SU contained in this Letter Agreement (any such Required SDTS Payments, if and to the extent they arise or result from any such breach, being referred to as “SDTS Side Letter Losses”). For purposes of determining SU’s indemnification obligations under this Section 6.1, all Required SDTS Payments shall be deemed limited by all applicable caps, baskets and other limitations set forth in Section 10.06 of the Merger Agreement (“Indemnification Limitations”) (none of which may be waived by SDTS, to the extent the waiver thereof would give rise to liability on the part of SU hereunder, without the prior written consent of SU). In addition, for purposes of this Section 6.1, the benefit of the baskets provided for in Sections 10.06(b)(i) and (ii) and the caps provided for in Section 10.06(f)(i) and (ii) (the “SDTS Baskets and Caps”) shall be allocated between SDTS and SU from time to time in a manner (as used in this Section 6.1, a “Pro-Rata Allocation”) such that, whenever a Required SDTS Payment is required to be made, (i) SU shall be entitled to a portion of the benefit of the applicable SDTS Baskets and Caps equal to the ratio of (x) the aggregate amount of Required SDTS Payments that represent SDTS Side Letter Losses at the time of the calculation with respect to such SDTS Baskets and Caps (assuming for this purpose that there were no such SDTS Baskets and Caps in the Merger Agreement) to (y) the aggregate amount of all Required SDTS Payments at the time of the calculation with respect to such SDTS Baskets and Caps (assuming for this purpose that there were no such SDTS Baskets and Caps in the Merger Agreement and that SDTS were not entitled to any indemnification payments from SU pursuant to this Section 6.1) and (ii) SDTS shall be entitled to the benefit of such SDTS Baskets and Caps to the extent not allocated to SU pursuant to clause (i) of this sentence. The Parties agree that the Pro-Rata Allocation of each of SU and SDTS for purposes of this Section 6.1 may change from time to time (including as a result of environmental and non-environmental Claims made by the Oncor Indemnitees and the application of the applicable SDTS Baskets and Caps thereto) and, accordingly, will be (a) calculated at the first date that a Required SDTS Payment representing an SDTS Side Letter Loss is required to be made under the Merger Agreement and (b) recalculated on each date thereafter when a Required SDTS Payment is required to be made under the Merger Agreement and on the date that is two years after the Closing Date. Promptly after giving effect to any such recalculation pursuant to clause

(b) of the preceding sentence, a true-up payment shall be made by either SDTS to SU or SU to SDTS, as applicable, to reflect the portion of all applicable Required SDTS Payments that would have been borne by each of SDTS and SU if the Pro-Rata Allocation as so recalculated had applied at all times prior to or on such date.

6.2. Indemnification by SDTS. Subject to the limitations set forth in this Section 6, from and after the Closing, SDTS shall indemnify and hold harmless SU from and against any and all indemnification payments made by SU in respect of Claims by the Oncor Indemnitees for Losses for which the Oncor Indemnitees are entitled to indemnification pursuant to Section 10.02(b) of the Merger Agreement (such payments, “Required SU Payments”), if and to the extent such payments arise or result from the breach of any covenant of SDTS contained in this Letter Agreement (any such Required SU Payments, if and to the extent they arise or result from any such breach, being referred to as “SU Side Letter Losses”). For purposes of determining SDTS’s indemnification obligations under this Section 6.2, all Required SU Payments shall be deemed limited by all applicable Indemnification Limitations (none of which may be waived by SU, to the extent the waiver thereof would give rise to liability on the part of SDTS hereunder, without the prior written consent of SDTS). In addition, for purposes of this Section 6.2, the benefit of the baskets provided for in Sections 10.06(c)(i) and (ii) and the caps provided for in Sections 10.06(g)(i) and (ii) (the “SU Baskets and Caps”) shall be allocated between SU and SDTS from time to time in a manner (as used in this Section 6.2, a “Pro-Rata Allocation”) such that, whenever a Required SU Payment is required to be made, (i) SDTS shall be entitled to a portion of the benefit of the applicable SU Baskets and Caps equal to the ratio of (x) the aggregate amount of Required SU Payments that represent SU Side Letter Losses at the time of the calculation with respect to such SU Baskets and Caps (assuming for this purpose that there were no such SU Baskets and Caps in the Merger Agreement) to (y) the aggregate amount of all Required SU Payments at the time of the calculation with respect to such SU Baskets and Caps (assuming for this purpose that there were no such SU Baskets and Caps in the Merger Agreement and that SU were not entitled to any indemnification payments from SDTS pursuant to this Section 6.2) and (ii) SU shall be entitled to the benefit of such SU Baskets and Caps to the extent not allocated to SDTS pursuant to clause (i) of this sentence. The Parties agree that the Pro-Rata Allocation of each of SDTS and SU for purposes of this Section 6.2 may change from time to time (including as a result of environmental and non-environmental Claims made by the Oncor Indemnitees and the application of the applicable SU Baskets and Caps thereto) and, accordingly, will be (a) calculated at the first date that a Required SU Payment representing an SU Side Letter Loss is required to be made under the Merger Agreement and (b) recalculated on each date thereafter when a Required SU Payment is required to be made under the Merger Agreement and on the date that is two years after the Closing Date. Promptly after giving effect to any such recalculation pursuant to clause (b) of the preceding sentence, a true-up payment shall be made by either SU to SDTS or SDTS to SU, as applicable, to reflect the portion of all applicable Required SU Payments that would have been borne by each of SU and SDTS if the Pro-Rata Allocation as so recalculated had applied at all times prior to or on such date.

6.3. Indemnification Procedures.

6.3.1. If any Party or other Person entitled to indemnification under this Section 6 (an “Indemnified Party”) receives written notice of any indemnification Claim by any Oncor Indemnitee (an “Oncor Indemnification Claim”) for which indemnity may be sought under Section 6.1 or Section 6.2, as applicable, the Indemnified Party shall promptly provide the Party who is obligated to indemnify it (the “Indemnifying Party”) with written notice of such Oncor Indemnification Claim, which written notice shall state in reasonable detail the nature, basis and the amount thereof, to the extent known, and be accompanied by copies of the relevant notices and documents received by the Indemnified Party that evidence or relate to such matter, and SDTS will promptly notify the Conflicts Committee of the InfraREIT, Inc. Board of Directors of any such Oncor Indemnification Claim upon SDTS’s receipt of notice thereof; provided, however, that the failure of the Indemnified Party to give prompt notice to the Indemnifying Party shall not affect the Indemnified Party’s right to indemnification hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced as a result of the failure to give prompt notice. For the avoidance of doubt, the Parties acknowledge that each Oncor Indemnification Claim may be comprised of one or more matters, and that the procedures described in this Section 6.3 shall apply separately with respect to each matter arising from the same or substantially similar facts.

6.3.2. The Indemnifying Party shall have the right (i) to direct the Indemnified Party to assume the defense of any Third Party Claim underlying the Oncor Indemnification Claim (an “Underlying Third Party Claim”), to the extent that the Indemnified Party is permitted to exercise such right pursuant to Section 10.05(a) of the Merger Agreement, and to participate in the defense of such Underlying Third Party Claim and (ii) to elect to participate in the defense of any Oncor Indemnification Claim that does not arise from a Third Party Claim (together with any Underlying Third Party Claim, “Underlying Claims”), in each case upon delivery of written notice (a “Participation Notice”) to the Indemnified Party within 20 days following the receipt of the written notice of the applicable Oncor Indemnification Claim (the “Participation Notice Period”). If the Indemnifying Party delivers a Participation Notice in accordance with this Section 6.3.2, then, subject to Section 6.3.3, the Indemnifying Party and the Indemnified Party shall jointly participate in the management and conduct of the defense of the Underlying Claim (in any such case, a “Joint Defense”), with counsel selected by the Indemnified Party and reasonably acceptable to the Indemnifying Party, and the Indemnifying Party and the Indemnified Party shall each be responsible for 50% of the expenses incurred for the Joint Defense (except that, when liability for the Underlying Claim is ultimately determined pursuant to the procedures set forth in this Section 6.3 and the applicable provisions of the Merger Agreement, there shall be a true-up of expenses between the Indemnified Party and the Indemnifying Party to reflect the relative proportions in which liability of the Parties for the Underlying Claim is borne by the Indemnified Party on the one hand and the Indemnifying Party on the other hand); provided that, if the Indemnifying Party so elects, the Indemnifying Party shall have the right to participate in the Joint Defense with separate counsel selected by it, and the Indemnifying Party shall be liable for any fees or expenses incurred by any such separate counsel. In furtherance and not in limitation of the foregoing, the Indemnified Party and the Indemnifying Party shall (a) promptly notify the other party of any material communication received or given in connection with any Joint Defense, (b) subject to applicable Law, discuss with and give the other Party (and, if applicable, its separate counsel) a reasonable opportunity to review in advance, and consider in good faith the other Party’s reasonable comments in connection with, any proposed filing or communication in connection with the Joint Defense, (c) not initiate or participate or agree to participate in any substantive meeting, telephone call or discussion with Oncor or any other party to the Underlying Claim (in such instance, the “Counterparty”) that is the subject of the Joint Defense unless it consults with the other Party a reasonable amount of time in advance and, to the extent permitted by the Counterparty and applicable Law, gives the other Party the opportunity to attend and participate in such meeting, telephone call or discussion and (d) in all other respects act in good faith and reasonably cooperate with the other Party in managing, determining strategy and otherwise defending against the Underlying Claim that is the subject of the Joint Defense; provided, however, that in the event of any disagreement concerning any of the foregoing that remains after giving effect to the foregoing procedures, the determination of the Indemnified Party shall be final and conclusive; provided, further, that nothing in this Section 6.3.2 shall prevent a Party from responding to or complying with a subpoena or other legal process required by Law or submitting documents or factual information in response thereto.

6.3.3. During the Participation Notice Period or, if the Indemnifying Party has delivered a Participation Notice with respect to an Underlying Claim, at any time within the 100 days following the expiration of the Participation Notice Period (as applicable, the “Evaluation Period”), the Indemnified Party shall provide to the Indemnifying Party all documents and information that are in the possession of the Indemnified Party or can be obtained by the Indemnified Party without undue burden that are relevant to an evaluation of such Underlying Claim or the management or conduct of the defense thereof and shall make available its personnel for the purpose of answering any questions that the Indemnifying Party may have with respect thereto. Notwithstanding anything to the contrary contained in Section 6.3.2, at any time prior to the expiration of the Evaluation Period, the Indemnifying Party may elect to direct the management and conduct of the defense of the applicable Underlying Claim (in each case, a “Directed Defense”) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, upon delivery of written notice (a “Direction Notice”) to the Indemnified Party. For the avoidance of doubt, if the Indemnifying Party provides a Direction Notice with respect to an Underlying Claim that was previously the subject of a Participation Notice, the defense thereof will cease to be a Joint Defense subject to Section 6.3.2 and will thereafter be deemed a Directed Defense subject to the provisions of this Section 6.3.3. If the

Indemnifying Party provides a Direction Notice to the Indemnified Party pursuant to this Section 6.3.3, then such Direction Notice shall be deemed to constitute an acknowledgement by the Indemnifying Party of its obligation to indemnify the Indemnified Party in accordance with the terms and subject to the limitations contained in this Section 6 in respect of the Underlying Claim to which the Direction Notice relates. The Indemnified Party shall have the right to participate in any Directed Defense; provided, however, that the determination by the Indemnifying Person with respect to any matter relating to the management or conduct of the defense of the Underlying Claim shall be final and conclusive; provided, further, that the Indemnifying Party shall not be liable for any fees or expenses incurred by any counsel other than the counsel selected by it to conduct the Directed Defense.

6.3.4. Notwithstanding anything to the contrary contained in Section 6.3.3, if an Underlying Claim is being managed and conducted through a Directed Defense and, in the reasonable judgment of the Indemnified Party, there exists a material conflict of interest between the Indemnified Party and the Indemnifying Party with respect to an Underlying Claim that would make a Directed Defense inappropriate or inadvisable, the Indemnified Party shall notify the Indemnifying Party in writing of such conflict of interest as promptly as reasonably practicable after the discovery thereof and, upon delivery of such notice, the Indemnifying Party shall no longer be entitled to direct the defense of the Underlying Claim pursuant to Section 6.3.3 (in which case the defense thereof shall once again be treated as a Joint Defense pursuant to Section 6.3.2). In addition, if an Underlying Claim is being managed and conducted through a Joint Defense and, in the reasonable judgment of the Indemnified Party, there exists a material conflict of interest between the Indemnified Party and the Indemnifying Party with respect to an Underlying Claim that would make a Joint Defense inappropriate or inadvisable, the Indemnified Party shall notify the Indemnifying Party in writing of such conflict of interest as promptly as reasonably practicable after the discovery thereof and, promptly after delivery of such notice, the Indemnified Party and the Indemnifying Party shall proceed in good faith to negotiate reasonable limitations on the rights of the Indemnifying Party to participate in the Joint Defense that are necessary to remedy or address such conflict of interest.

6.3.5. Notwithstanding anything to the contrary contained in this Section 6.3, and without limiting the Indemnified Party’s obligations pursuant to Section 10.05(a) of the Merger Agreement, neither Party will (i) admit to any wrongdoing or (ii) consent to the entry of any judgment or enter into any settlement with respect to the Underlying Claim, in each case, without the prior written consent of the other Party (such written consent not to be unreasonably withheld, conditioned or delayed); provided, however, that in the case of an Underlying Claim that is conducted through a Joint Defense or a Directed Defense, the Indemnified Party shall consent, to the extent permitted under Section 10.05(a) of the Merger Agreement, to any settlement, compromise or discharge of the Underlying Claim that the Indemnifying Party may propose and that (a) includes as an unconditional term thereof, to the extent applicable, a complete release of the Indemnified Party and its Affiliates from the Underlying Claim, (b) does not require the Indemnified Party or its Affiliates to admit to any wrongdoing and (c) does not impose any equitable relief on the Indemnified Party or its Affiliates that could reasonably be expected to affect the conduct of their business activities in any material respect. Whether or not the Underlying Claim is conducted through a Joint Defense or a Directed Defense, the Indemnified Party will not admit any liability with respect to, or consent to the entry of any judgment or enter into any settlement with respect to or otherwise compromise or discharge, the Underlying Claim without the prior written consent of the Indemnifying Party. For the avoidance of doubt, whether or not the Underlying Claim is conducted through a Joint Defense or a Directed Defense, the Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the prior written consent of the Indemnifying Party.

6.3.6. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Section 6.3, the provisions of this Section 6.3 shall not be construed to alter or affect in any manner the obligations of any Indemnified Party arising in its capacity as the “Indemnifying Party” under Article X of the Merger Agreement. In the event of any conflict between the provisions of this Section 6.3 and the provisions of Article X of the Merger Agreement, the provisions of the Merger Agreement shall control.

6.4. Mitigation; Waiver of Subrogation.

6.4.1. Each Indemnified Party shall take reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses for which it is or may be entitled to indemnification hereunder, including, for the avoidance of doubt, asserting any available and applicable defense under the Merger Agreement that any asserted Oncor Indemnification Claim is not one for which the applicable Oncor Indemnitee is entitled to indemnification by the Indemnified Party pursuant to the Merger Agreement.

6.4.2. The Indemnifying Party hereby waives any and every claim for recovery from the Indemnified Party for any and all loss or damage covered by any insurance policy maintained by the Indemnifying Party to the extent that such loss or damage is recovered under any such policy. If the foregoing waiver will preclude the assignment of any such claim to the extent of such recovery, by subrogation (or otherwise), to an insurance company (or other Person), the Indemnifying Party shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall cause each such insurance policy to be properly endorsed by the Indemnifying Party to, or to otherwise contain one or more provisions that prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.

6.5. Limitations on Indemnification.

6.5.1. For purposes of this Section 6, if there occurs a breach of any representation or warranty hereunder (other than a breach under Section 1.5), the amount of Losses incurred as a result of such breach shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty. For purposes of this Section 6, any inaccuracy in or breach of any representation or warranty under Section 1.5 and the amount of Losses incurred as a result of such breach shall be determined without regard to any materiality qualification contained in or otherwise applicable to such provision.

6.5.2. Notwithstanding anything to the contrary contained herein, SDTS shall not have any claim for indemnification, and SU shall not have any obligation to indemnify SDTS, under this Section 6 with respect to any Losses arising out of a breach of any representation or warranty in Section 1 to the extent that, as of the date hereof, any of the officers of SDTS involved in the negotiation, structuring or effectuation of the Transactions or the preparation of the disclosure schedules to the Merger Agreement had actual and specific knowledge of such breach.

6.6. Exclusive Remedy. The Parties hereby agree that, from and after the Closing, the remedies of the Parties specifically provided for in this Section 6 shall be the sole and exclusive remedies available to the Parties for all matters that form the basis for or relate to any Oncor Indemnification Claims for which indemnity may be sought under Section 6.1 or Section 6.2, as applicable, including the breach of any SU representation contained in Section 1 or any covenants of the Parties contained in Section 2 or Section 3; provided, however, that nothing herein shall limit the right of any Party to seek specific performance or injunctive relief in connection with the breach by the other Party of its covenants that inure to the benefit of the first Party to the extent that such covenants are required to be performed under Section 2 or Section 3. Without limiting the generality of the foregoing, the Parties hereby expressly agree that, (i) outside of the remedies specifically provided for in this Section 6, (a) SU shall not have any liability to SDTS arising out of or related to any breach by SU of any of the representations, warranties and covenants set forth in Section 1, Section 2 or Section 3 of this Letter Agreement and (b) SDTS shall not have any liability to SU arising out of or related to any breach by SDTS of any of the covenants set forth in Section 2 or Section 3 of this Letter Agreement and (ii) each Party, on behalf of itself and its indemnitees, hereby irrevocably waives and relinquishes any right to, and agrees not to seek to enforce, any indemnification, contribution, repayment or other remedy or recourse directly or indirectly (through any director or officer of the other party or otherwise) from any other Party with respect to any matter identified in the first sentence of this Section 6.6 outside of the provisions of this Section 6. Except as provided in this Section 6.6, nothing in this Section 6 shall be construed to alter or affect in any manner the relative rights and obligations of the Parties arising from any other agreements, arrangements or transactions that have been or are in effect between the Parties, including any Applicable Lease (including, for the avoidance of doubt, as any SU/SDTS Lease may be modified or amended from time to time pursuant to Section 3.2 or otherwise). For the avoidance of doubt, nothing in this Section 6 is intended to or shall be construed to limit the rights of either Party to seek to enforce, or to seek any other remedy, for (x) the breach or violation of Section 4, Section 5 or Section 7 of this Letter Agreement or (y) any Tax claim made by Oncor pursuant to Article XI of the Merger Agreement.

6.7. Cooperation; Access to Documents and Information. The Parties shall cooperate with each other in connection with resolving any Oncor Indemnification Claims as to which indemnification is or may be required to be provided in accordance with the terms of this Letter Agreement. Without limiting the generality of the foregoing, any Indemnified Party who elects to seek indemnification pursuant to this Letter Agreement shall provide to the Indemnifying Party, as promptly as practicable, all documents and information relating to any such Oncor Indemnification Claim which are in the possession of the Indemnified Party or its Affiliates or can be obtained by the Indemnified Party without undue cost or expense. In no event shall an Indemnifying Party be liable to an Indemnified Party pursuant to this Section 6 for any Losses arising from an Oncor Indemnification Claim to the extent that such Losses could reasonably be expected to have been avoided or reduced if the Indemnified Party had complied in a timely manner with its obligations under this Section 6.7. In addition, notwithstanding anything to the contrary contained in this Section 6.7, neither Party or any of its Affiliates shall be obligated to provide to the other Party (i) any work papers or similar materials prepared by the independent public accountants of such party or its Affiliates, except to the extent that such accountants agree to provide access to such work papers or similar materials upon such terms and conditions as shall be determined by such accountants in their sole discretion, or (ii) any documents or information that are protected by the attorney-client privilege or work product doctrines if the applicable party determines in its reasonable discretion that providing copies or access to such documents or information could give rise to a possible waiver of such privilege or doctrine.

Section 7. Miscellaneous.

7.1. Assignment; Parties in Interest. Neither this Letter Agreement nor any of the rights and obligations of the Parties may be assigned or transferred by either Party (including by operation of law in connection with a merger or consolidation) without the prior written consent of the other Party. Notwithstanding any assignment or transfer of this Letter Agreement or the rights and obligations of the Parties hereunder, each Party shall remain responsible for all of its liabilities and obligations under this Letter Agreement. Subject to the first sentence of this Section 7.1, this Letter Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, and no other Person shall have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this Section 7.1 shall be void.

7.2. No Third Party Beneficiaries. This Letter Agreement is for the sole benefit of the Parties and the other Persons identified in Section 7.1, and nothing herein expressed or implied shall give or be construed to give to any other Person any legal or equitable rights, obligations or benefits hereunder.

7.3. Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) three business days after they have been sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission, (iii) when delivered, if delivered personally to the intended recipient, and (iv) two business days after they have been sent by overnight delivery via recognized international courier service, in each case, addressed to a Party at the following address for such Party:

If to SU:

Sharyland Utilities, L.P.

Attn: Greg Wilks, Chief Financial Officer

1807 Ross Avenue, 4th Floor

Dallas, TX 75201

Email: Greg.Wilks@sharyland.com

with a copy to:

Sharyland Utilities, L.P.

Attn: Associate General Counsel

1807 Ross Avenue, 4th Floor

Dallas, TX 75201

Email: Kelly.Frazier@sharyland.com

If to SDTS:

Sharyland Distribution & Transmission Services, L.L.C.

c/o InfraREIT, Inc.

Attn: Brant Meleski, Chief Financial Officer

1900 North Akard Street

Dallas, Texas 75201

Email: BMeleski@huntutility.com

with a copy to:

Sharyland Distribution & Transmission Services, L.L.C.

c/o InfraREIT, Inc.

Attn: General Counsel

1900 North Akard Street

Dallas, Texas 75201

Email: Legal@huntutility.com

or to such other addresses as shall be furnished in writing by any such party to the other party or parties hereto in accordance with the provisions of this Section 7.3.

7.4. Headings; Interpretation.

7.4.1. The descriptive headings of the several Sections of this Letter Agreement are inserted for convenience only, do not constitute a part of this Letter Agreement and shall not affect in any way the meaning or interpretation of this Letter Agreement.

7.4.2. For all purposes hereof, the terms “include,” “includes” and “including” shall be deemed followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Letter Agreement shall refer to this Letter Agreement as a whole and not to any particular provision of this Letter Agreement. The term “or” is not exclusive. The definitions contained in this Letter Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns.

7.5. Entire Agreement. This Letter Agreement, including the Schedule hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof, including all Oncor Indemnification Claims against either of the Parties, and except as expressly provided in Section 4.2 and the last sentence of Section 6.6, cancels, merges and supersedes all prior and contemporaneous oral or written agreements, representations and warranties, arrangements and understandings relating to the subject matter hereof. In the event of any conflict between the provisions of this Letter Agreement and the provisions of any Applicable Lease, the provisions of this Letter Agreement shall control.

7.6. Severability; Enforcement. The invalidity, illegality or unenforceability of any provision of this Letter Agreement or portion hereof shall not affect the validity, force or effect of the remaining provisions or portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each Party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by Law, and each Party hereby consents and agrees that such scope may be judicially modified accordingly in any Legal Proceeding brought to enforce such restriction.

7.7. Governing Law. This Letter Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of Texas, without reference to its conflicts of law principles.

7.8. Arbitration. Any dispute under this Letter Agreement shall, if not resolved by the Parties within 90 days after notice of such dispute is served by one Party to the other, be submitted to an “Arbitration Panel” comprised of three members; provided, however, that either Party may seek specific enforcement of the indemnification procedures contained in Section 6.3 or the arbitration provisions contained in this Section 7.8 in any court of competent jurisdiction located in the State of Texas. No more than one panel member may be with the same firm, and no panel member may have an economic interest in the outcome of the arbitration.

7.8.1. The Arbitration Panel shall be selected as follows: Within five business days after the expiration of the period referenced above, SDTS shall select its panel member meeting the criteria of the above paragraph (the “SDTS Panel Member”) and SU shall select its panel member meeting the criteria of the above paragraph (the “SU Panel Member”). If a Party fails to timely select its respective panel member, the other Party may notify such Party in writing of such failure, and if such Party fails to select its respective panel member within three business days from such notice, then the other Party may select such panel member on such Party’s behalf. Within ten business days after the selection of the SDTS Panel Member and the SU Panel Member, the SDTS Panel Member and the SU Panel Member shall jointly select a third panel member meeting the criteria of the above paragraph (the “Third Panel Member”). If the SDTS Panel Member and the SU Panel Member fail to timely select the Third Panel Member and such failure continues for more than three business days after written notice of such failure is delivered to the SDTS Panel Member and SU Panel Member by either SDTS or SU, either SDTS or SU may request the managing officer of the American Arbitration Association to appoint the Third Panel Member.

7.8.2. Within 10 business days after the selection of the Arbitration Panel, each Party shall submit to the Arbitration Panel a written statement identifying its summary of the issues and claims. Any Party may also request an evidentiary hearing on the merits in addition to the submission of written statements. The Arbitration Panel shall make its decision within 20 days after the later of (i) the submission of such written statements of particulars, and (ii) the conclusion of any evidentiary hearing on the merits. The Arbitration Panel shall reach its decision by majority vote and shall communicate its decision by written notice to the Parties.

7.8.3. The decision by the Arbitration Panel shall be final, binding and conclusive and shall be non-appealable and enforceable in any court having jurisdiction. All hearings and proceedings held by the Arbitration Panel shall take place in Dallas, Texas.

7.8.4. The resolution procedure described herein shall be governed by the Commercial Rules of the American Arbitration Association and subject to the Texas General Arbitration Act to the extent such act is applicable hereto.

7.8.5. The Parties shall bear equally the fees, costs and expenses of the Arbitration Panel in conducting the arbitration.

[Signature Page Follows]

If you are in agreement with the terms of this Letter Agreement, please execute one copy of this Letter Agreement in the space provided below and return it to the undersigned, whereupon this Letter Agreement will represent the binding agreement of the Parties hereto.

Very truly yours,

SHARYLAND UTILITIES, L.P.

By:	/s/ Greg Wilks
Name:	Greg Wilks
Title:	Chief Financial Officer

AGREED TO AND ACCEPTED as of the date first set forth above:

SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.

By:	/s/ Brant Meleski
Name:	Brant Meleski
Title:	Chief Financial Officer

Schedule A

Allocation of Transaction Expenses

SDTS Responsibility

Category	Percentage Responsibility
Baker Botts — M&A counsel	97%
Sutherland — Regulatory counsel (Post 3/28/17)	97%
Counsel on Call	97%
Evercore	100%
Andrews Kurth	100%
LEK	100%

SU Responsibility

Category	Percentage Responsibility
Baker Botts — M&A counsel	3%
Sutherland — Regulatory counsel (Post 3/28/17)	3%
Counsel on Call	3%
Baker Botts — Contract review	100%
GDS	100%
Coates	100%
Sidley (SU topics)	100%
Executive/Officer Severance Expenses	100%